POWER AIr ANNOUNCES senior MANAGEMENT CHANGE

Launches Formal Search for Qualified Candidate to Replace Departing CEO

LIVERMORE, Calif. - (MARKET WIRE) - January 25, 2008 - Power Air Corporation (OTCBB:PWAC), the Zinc power company, today announced that the Company's President and Chief Executive Officer, Remy Kozak, will resign his executive position with the Company effective immediately, but will remain on staff through February 29, 2008 to ensure there is an orderly transition in management. Kozak has resigned so that he may pursue other personal and professional interests.

Kozak will work closely with H. Dean Haley, Power Air's founder and Chairman of the Board, to coordinate a formal search for a new CEO and to seamlessly transition management of the Company's day-to-day operations to Haley until a new CEO is identified and subsequently appointed by the Board of Directors.

Commenting on Kozak's resignation, Mr. Haley stated, "On behalf of the Board and the entire Power Air team, I'd like to thank Remy for his capable leadership and the numerous positive contributions he has made to our Company during his tenure as our CEO. We wish him nothing but success in all of his future endeavors."

About Power Air Corporation

Headquartered in Livermore, California with offices and research facilities in Vancouver, Power Air is a forward-thinking clean energy company engaged in commercializing proprietary, high performance Zinc Air Fuel Cell (ZAFC)-based products for the mobile electronics, portable and stationary power generation, light mobility and transportation markets. Power Air holds the exclusive worldwide license for the development and commercialization of products utilizing ZAFC technology pioneered through an extensive joint collaboration effort with Lawrence Livermore National Laboratory and the United States Department of Energy. For more information, please visit www.poweraircorp.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Dodi Handy, CEO, or Daniel Conway, Chief Strategist
407-585-1080 or via email at PWAC@efcg.net